UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2006

ACTUATE CORPORATION

(Exact name of registrant specified in its charter)

Delaware	000-24607	94-3193197
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Gateway Boulevard, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (650) 837-2000

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 5, 2006, the Actuate Corporation (“Actuate”) entered into a share purchase agreement (the “Share Purchase Agreement”) with performancesoft inc., a corporation formed under the laws of the Province of Ontario (“performancesoft”), each of the shareholders of performancesoft and Michael Tipping, as shareholders representative, pursuant to which Actuate purchased all of the outstanding shares and certain indebtedness of performancesoft. performancesoft is now a wholly-owned subsidiary of Actuate.

Actuate paid an aggregate of U.S.$16,564,801 in cash (from available cash and cash equivalents) to purchase all of the shares of performancesoft and outstanding promissory notes of performancesoft. $2,650,000 of such amount was placed in escrow for up to 19 months as partial security for the indemnity obligations of the shareholders of performancesoft for the representations and warranties and other obligations of the shareholders and performancesoft in the Share Purchase Agreement.

Actuate is obligated to pay up to U.S.$13,500,000 in additional consideration to the shareholders of performancesoft based on the gross revenue of performancesoft (determined in accordance with U.S. GAAP) during the period beginning on January 5, 2006 and ending on December 31, 2006; provided that no additional consideration is payable if performancesoft’s gross revenue during such period is less than U.S.$13,500,000 or if an operating margin target is not satisfied. The exact amount of any such additional consideration is dependent on the amount of gross revenue for performancesoft reflected in the consolidated financial statements of Actuate for the fiscal year ended December 31, 2006, and is subject to adjustment if specified operating expense targets are exceeded. Any such additional consideration is required to be paid by Actuate on or prior to February 28, 2007.

In connection with the acquisition, Actuate has approved the issuance of an aggregate of approximately 530,000 options under its Amended and Restated 1998 Equity Incentive Plan to certain employees of performancesoft. Certain key employees and shareholders of performancesoft have entered into non-competition and non-solicitation agreements with Actuate and performancesoft, which prohibit such individuals from competing with Actuate or performancesoft, or soliciting their employees, during their employment and for a period of between one and two years following termination of their employment with performancesoft or Actuate.

The foregoing description of the Share Purchase Agreement does not purport to be a complete description of the Share Purchase Agreement and is qualified in its entirety by reference to the text of that agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

A copy of Actuate’s press release, dated January 6, 2006, which announced the Share Purchase Agreement and acquisition of performancesoft, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information required by this Item is contained in Item 1.01 herein, which is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The financial statements required by this Item, with respect to the acquisition described in Item 1.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

(b) Pro forma financial information.

The pro forma financial information required by this Item, with respect to the acquisition described in Item 1.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

(c) Exhibits.

2.1	Share Purchase Agreement, dated as of January 5, 2006, by and among Actuate Corporation, performancesoft inc., the shareholders of performancesoft inc. and Michael Tipping, as shareholders representative.

99.1	Press Release dated January 6, 2006

The schedules to the Share Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission, upon request, a copy of any omitted schedule to the Share Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTUATE CORPORATION

Date: January 10, 2006	By:	/s/ Philip R. Strauss
	Name:	Philip R. Strauss
	Title:	Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Document Description
2.1	Share Purchase Agreement, dated as of January 5, 2006, by and among Actuate Corporation, performancesoft inc., the shareholders of performancesoft inc. and Michael Tipping, as shareholders representative.

99.1	Press Release dated January 6, 2006

The schedules to the Share Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission, upon request, a copy of any omitted schedule to the Share Purchase Agreement.